                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [X]

     Check the appropriate box:

     [ ] Preliminary proxy statement

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                 CONSECO, INC.
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                (Name of Registrant as Specified in Its Charter)
                                Bowne of Chicago
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                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing party:

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     (4) Date filed:

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(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                                    CONSECO LOGO

                                 CONSECO, INC.
                        11825 NORTH PENNSYLVANIA STREET
                             CARMEL, INDIANA 46032

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 26, 1999

     NOTICE IS HEREBY GIVEN THAT THE Annual Meeting of Shareholders of Conseco, Inc. (the "Company"), will be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana, at 11:00 a.m., local time, on May 26, 1999, for the following purposes:

     1. To elect four directors for terms ending in 2002; and

     2. To consider such other matters as may properly come before the meeting.

     Holders of record of outstanding shares of the common stock ("Common Stock") of the Company as of the close of business on April 15, 1999, are entitled to notice of and to vote at the meeting. Holders of Common Stock have one vote for each share held of record.

     Whether or not you plan to be present at the meeting, please complete, sign and return the enclosed form of proxy. No postage is required to return the form of proxy in the enclosed envelope. The proxies of shareholders who attend the meeting in person may be withdrawn and such shareholders may vote personally at the meeting.

                                        By Order of The Board of Directors
                                        JOHN J. SABL
                                        John J. Sabl, Secretary

April 21, 1999
Carmel, Indiana

                                                                    CONSECO LOGO

                                 CONSECO, INC.
                        11825 NORTH PENNSYLVANIA STREET
                             CARMEL, INDIANA 46032

--------------------------------------------------------------------------------

                                PROXY STATEMENT

--------------------------------------------------------------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Conseco, Inc. ("Conseco" or the "Company") for the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana on May 26, 1999, at 11:00 a.m., local time. It is expected that this Proxy Statement will be mailed to the shareholders on or about April 21, 1999. Proxies are being solicited principally by mail. Georgeson and Company, Inc. has been engaged to solicit proxies and provide certain investor analysis services for the Company for a fee of $18,000 plus reasonable out-of-pocket expenses. Directors, officers and regular employees of Conseco may also solicit proxies personally by telephone, telegraph or special letter. All expenses relating to the preparation and mailing to the shareholders of the Notice, Proxy Statement and form of proxy are to be paid by Conseco.

     If the enclosed form of proxy is properly executed and returned in time for the meeting, the named proxy holders will vote the shares represented by the proxy in accordance with the instructions marked on the proxy. Proxies returned unmarked will be voted in favor of the proposals referred to in the Notice of Annual Meeting of Shareholders. A shareholder may revoke a proxy at any time before it is exercised by mailing or delivering to Conseco a written notice of revocation or a later-dated proxy, or by attending the meeting and voting in person.

     Only holders of record of shares of Conseco's common stock ("Common Stock") as of the close of business on April 15, 1999, will be entitled to vote at the meeting. On such record date, Conseco had 323,477,718 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock will be entitled to one vote with respect to each matter submitted to a vote at the meeting. The presence in person or by proxy of the holders of Common Stock entitled to cast a majority of the votes at the Annual Meeting is necessary to constitute a quorum.

     The election of Directors will be determined by the plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the four nominees who receive the greatest number of votes cast will be elected as Directors of the Company. Action on any matter, other than the election of directors, is approved if the votes cast in favor of the action exceed the votes cast against it. Shares present which are properly withheld as to voting, and shares present with respect to which a broker indicates that it does not have authority to vote ("broker non-votes"), will not be counted for any purpose other than determining the presence of a quorum at the Annual Meeting. As a result, abstentions from voting or broker non-votes will have no effect on any matter submitted to the shareholders for a vote at the Annual Meeting.

                              SECURITIES OWNERSHIP

     The following table sets forth information as of April 15, 1999, regarding ownership of Common Stock (excluding shares held by subsidiaries not entitled to vote) by the only persons known to own beneficially more than 5 percent thereof, by the Directors individually, by the executive officers named in the Summary Compensation Table on page 12 individually, and by all Directors and executive officers of Conseco as a group. Where any footnote indicates that shares included in the table are owned by, or jointly with, family members or by an affiliate of such person, the Director or executive officer may be deemed to exercise shared voting and investment power with respect to those shares, unless otherwise indicated. The amounts shown below for the Directors and executive officers do not include: (i) stock options which are not exercisable within 60 days of April 15, 1999 providing for the right to purchase an aggregate of 7,627,210 shares of Common Stock; and (ii) an aggregate of 2,807,617 units (each representing one share of Common Stock) under Conseco's Amended and Restated Stock Bonus and Deferred Compensation Program (the "Deferred Compensation Program") and the Conseco 1994 Stock and Incentive Plan (the "1994 Stock Plan"). See footnote (2) to the Summary Compensation Table and Executive Compensation, Related Party Transactions and Other Information -- Compensation of Directors.

                                                                               SHARES OWNED AND
                                                                              NATURE OF OWNERSHIP
                                                                            -----------------------
TITLE OF CLASS                      NAME AND ADDRESS(1)                       NUMBER        PERCENT
--------------                      -------------------                       ------        -------
                 5-Percent Owners:
Common Stock     Oppenheimer Capital......................................  27,218,492(2)     8.4%
                   Oppenheimer Tower
                   World Financial Center
                   New York, NY 10281
Common Stock     Bankers Trust Corporation................................  17,600,623(3)     5.4%
                 Bankers Trust Company
                 BT Holdings (New York), Inc.
                 BT Alex. Brown Incorporated
                 130 Liberty Street
                 New York, NY 10006
                 Alex. Brown Investment Management
                 One South Street
                 Baltimore, MD 21202
                 Directors and Executive Officers:
Common Stock     Maxwell E. Bublitz.......................................     560,340(4)       *
Common Stock     Lawrence M. Coss.........................................   7,107,504(5)     2.2%
Common Stock     Ngaire E. Cuneo..........................................   2,223,140(6)       *
Common Stock     David R. Decatur, M.D....................................     449,710(7)       *
Common Stock     Rollin M. Dick...........................................   5,118,203(8)     1.6%
Common Stock     Donald F. Gongaware......................................   3,373,748(9)     1.0%
Common Stock     M. Phil Hathaway.........................................     160,793(10)      *
Common Stock     Stephen C. Hilbert.......................................  13,248,222(11)    4.1%
Common Stock     Thomas J. Kilian.........................................     540,607(12)      *
Common Stock     James D. Massey..........................................     349,000(13)      *
Common Stock     Dennis E. Murray, Sr.....................................   3,069,710(14)    1.0%
Common Stock     John M. Mutz.............................................      36,800(15)      *
Common Stock     Robert S. Nickoloff......................................     119,498(16)      *
Common Stock     John J. Sabl.............................................     120,076(17)      *
Common Stock     Directors and executive officers as a group (16            36,403,552(18)   11.0%
                   persons)...............................................

------------
 (1) Address given for 5-percent owners only.

 (2) According to a Schedule 13G dated February 9, 1999, filed with the SEC, Oppenheimer Capital is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. The Schedule 13G indicates that it was filed on behalf of Oppenheimer Capital, a Delaware general partnership and/or certain investment advisory clients or discretionary accounts relating to their collective beneficial ownership of Common Stock. The
     Schedule 13G indicates that Oppenheimer Capital has the sole power to dispose of the shares and to vote the shares under its written guidelines established by its Management Board.

 (3) According to a Schedule 13G filed with the SEC on February 16, 1999, the entities listed had in the aggregate (as of December 31, 1998) sole voting power with respect to 7,352,515 of such shares, sole dispositive power with respect to 17,600,074 of such shares and shared dispositive power with respect to 549 of such shares. The Schedule 13G indicates that BT Holdings (New York), Inc. and Bankers Trust Company are wholly owned subsidiaries, BT Alex. Brown Incorporated is an indirect wholly owned subsidiary, and Alex. Brown Investment Management is an indirect 50 percent-owned affiliate of Bankers Trust Corporation.

 (4) Includes 106,585 shares subject to options which are exercisable currently or within 60 days of April 15, 1999, 76,000 shares held by a limited partnership of which Mr. Bublitz is the general partner and 13,680 shares attributable to his account under the ConsecoSave Plan, a 401(k) savings plan.

 (5) Includes 2,237,659 shares subject to options which are exercisable currently or within 60 days of April 15, 1999, 79,918 shares held by Mr. Coss' wife, 14,663 shares held by his minor children and 73,320 shares held by LVC Investment Company, Inc.

 (6) Includes 106,000 shares which are held by trusts for the benefit of Ms. Cuneo's children, 794,826 shares subject to options which are exercisable currently or within 60 days of April 15, 1999, 10,000 shares subject to a currently exercisable warrant held by her and 618 shares attributable to her account under the ConsecoSave Plan.

 (7) Includes 9,000 shares subject to options which are exercisable currently or within 60 days of April 15, 1999, and 710 shares held by a partnership of which Dr. Decatur is a general partner.

 (8) Includes 774,386 shares owned by Mr. Dick's wife, 521,578 shares (including 20,000 subject to a currently exercisable warrant) owned by a charitable foundation as to which shares he shares voting and investment power, 1,600,000 shares owned by limited partnerships of which Mr. Dick is the general partner, 1,195,087 shares subject to options which are exercisable currently or within 60 days of April 15, 1999, 317,900 shares owned by trusts as to which Mr. Dick's wife has sole voting and investment power, 200,000 shares owned by a trust as to which Mr. Dick has sole voting and investment power and 1,534 shares attributable to Mr. Dick's account under the ConsecoSave Plan. Mr. Dick expressly disclaims beneficial ownership of all shares owned by his wife, the trusts as to which she has sole voting and investment power, and the charitable foundation.

 (9) Includes 75,600 shares (including 20,000 subject to a currently exercisable warrant) owned by a charitable foundation as to which Mr. Gongaware shares voting and investment power, 749,425 shares owned by charitable trusts as to which he shares voting and investment power, 131,747 shares owned by irrevocable trusts as to which Mr. Gongaware's wife has sole voting and investment power, 1,000 shares subject to options held by Mr. Gongaware which are exercisable within 60 days of April 15, 1999 and 1,390 shares attributable to Mr. Gongaware's account under the ConsecoSave Plan. Mr. Gongaware expressly disclaims beneficial ownership of all shares owned by the trusts as to which his wife has sole voting and investment power and the charitable foundation.

(10) Includes 16,000 shares owned by Mr. Hathaway's wife and 45,000 shares subject to options which are exercisable currently or within 60 days of April 15, 1999.

(11) Includes 3,633,689 shares subject to options which are exercisable currently or within 60 days of April 15, 1999, 2,685,922 shares owned by trusts as to which he has voting and investment power, 60,000 shares owned by a trust as to which Mr. Hilbert's wife has sole voting and investment power, 975,000 shares (including 20,000 subject to a currently exercisable warrant) held by a charitable foundation as to which he shares voting and investment power and 15 shares attributable to his account under the ConsecoSave Plan. Mr. Hilbert expressly disclaims beneficial ownership of all shares owned by the trust as to which his wife has sole voting and investment power and the charitable foundation.

(12) Includes 107,376 shares subject to options which are exercisable currently or within 60 days of April 15, 1999 and 3,310 shares attributable to Mr. Kilian's account under the ConsecoSave Plan.

(13) Includes 45,000 shares subject to options which are exercisable currently or within 60 days of April 15, 1999.

(14) Includes 796 shares owned by Mr. Murray's wife, 978,075 shares owned by a limited partnership of which Mr. Murray is general partner, 1,184,000 shares owned by retirement plans as to which Mr. Murray has sole voting and investment power, 5,914 shares owned by a charitable foundation as to which he shares voting and investment power and 45,000 shares subject to options which are exercisable currently or within 60 days of April 15, 1999. Mr. Murray expressly disclaims beneficial ownership of the shares held by his wife and the charitable foundation.

(15) Includes 3,000 shares subject to options which are exercisable currently or within 60 days of April 15, 1999 and 1,300 shares held by Mr. Mutz's wife. Mr. Mutz expressly disclaims beneficial ownership of the shares held by his wife.

(16) Includes 54,990 shares subject to options which are exercisable currently.

(17) Includes 40,000 shares subject to options which are exercisable currently and 76 shares attributable to Mr. Sabl's account under the ConsecoSave Plan.

(18) Includes 8,897,258 shares subject to outstanding stock options and warrants which are exercisable currently or within 60 days of April 15, 1999.

  *  Less than 1%.

                             ELECTION OF DIRECTORS

     The Board of Directors consists of 11 members, divided into three classes. Each of the four Directors to be elected at the Annual Meeting has been nominated to serve a term of three years expiring in 2002. All Directors will serve until their successors are duly elected and qualified.

     Unless authority is specifically withheld, the shares of Common Stock represented by the enclosed form of proxy will be voted in favor of all nominees. Should any of the nominees become unable to accept election, the persons named in the proxy will exercise their voting power in favor of such person or persons as the Board of Directors of Conseco may recommend. All of the nominees have consented to being named in this Proxy Statement and to serve if elected. The Board of Directors knows of no reason why any of its nominees would be unable to accept election.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

     The following information regarding each person nominated for election as a Director, and each person whose term will continue after the Annual Meeting, includes such person's age, positions with Conseco, principal occupation and business experience for the last five years, and tenure as a Director of
Conseco:

                                         DIRECTOR       POSITIONS WITH CONSECO, PRINCIPAL        TERM
             NAME AND AGE                 SINCE        OCCUPATION AND BUSINESS EXPERIENCE      EXPIRING
             ------------                --------      ----------------------------------      --------
Nominees for Election as Directors:
David R. Decatur, M.D., 60.............    1995     Since 1967, a physician practicing in        2002
                                                      Indianapolis, Indiana. Since 1997,
                                                      President and Medical Director of
                                                      Decatur Medical Center (family practice
                                                      medicine).
Donald F. Gongaware, 63................    1985     Retired. From 1985 to 1998, Executive        2002
                                                    Vice President of Conseco.
John M. Mutz, 63(1)....................    1997     President of PSI Energy, Inc. (electric      2002
                                                    utility) since 1993. From 1989 to 1993,
                                                      President of Lilly Endowment Inc.
                                                      (charitable foundation). From 1980 to
                                                      1988, Lieutenant Governor of the State
                                                      of Indiana.
Robert S. Nickoloff, 70................    1998     Since 1996, general partner of Medical       2002
                                                      Innovation Partners (medical venture
                                                      capital). From 1986 to 1998, Chairman
                                                      of Medical Innovation Capital, Inc.
                                                      (medical venture capital). From 1993 to
                                                      present, Chairman of KMN, Inc. (medical
                                                      venture capital). Also a Director of
                                                      Integ Incorporated. Former Director of
                                                      Green Tree Financial Corporation.
Directors Whose Terms of Office will
  Continue After the Meeting:
Lawrence M. Coss, 60...................    1998     Retired. Founder, Chief Executive Officer    2000
                                                    and Director of Green Tree Financial
                                                      Corporation from 1975 to 1998.
Rollin M. Dick, 67.....................    1986     Since 1986, Executive Vice President and     2000
                                                      Chief Financial Officer of Conseco.
                                                      Also a Director of Brightpoint, Inc.

                                         DIRECTOR       POSITIONS WITH CONSECO, PRINCIPAL        TERM
             NAME AND AGE                 SINCE        OCCUPATION AND BUSINESS EXPERIENCE      EXPIRING
             ------------                --------      ----------------------------------      --------
James D. Massey, 64(1)(2)..............    1994     Retired. Formerly, President and Deputy      2000
                                                    Chief Executive Officer of Merchants
                                                      National Corp. and Chairman, President
                                                      and Chief Executive Officer of
                                                      Merchants National Bank (banking).
Dennis E. Murray, Sr., 59(1)(2)........    1994     Since 1964, partner or principal of the      2000
                                                    Ohio law firm of Murray & Murray Co.,
                                                      L.P.A. and its predecessor. Also a
                                                      Certified Public Accountant.
Stephen C. Hilbert, 53.................    1979     Since 1979, Chairman of the Board and        2001
                                                    Chief Executive Officer, and since 1988
                                                      President, of Conseco. Also a Director
                                                      of Vail Resorts Inc.
Ngaire E. Cuneo, 48....................    1994     Since 1992, Executive Vice President,        2001
                                                      Corporate Development of Conseco. Also
                                                      a Director of Duke Realty Investments,
                                                      Inc.
M. Phil Hathaway, 69(1)(2).............    1984     Retired. Formerly, Treasurer of Cook         2001
                                                    Group, Inc. (medical equipment, property
                                                      and casualty insurance, and real estate
                                                      development operations). Also a
                                                      Certified Public Accountant.

------------
(1) Member of Audit Committee.

(2) Member of Compensation Committee.

               EXECUTIVE COMPENSATION, RELATED PARTY TRANSACTIONS
                             AND OTHER INFORMATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is authorized to set the compensation of Conseco's officers and to act with respect to the compensation, option and other benefit plans of the Company. The Compensation Committee seeks to align the interests of senior executive management with the interests of shareholders by providing for a substantial portion of the compensation paid to such officers to be tied directly to the financial results of the Company and the performance of the Common Stock. The Compensation Committee administers the 1994 Stock Plan, the 1997 Non-Qualified Stock Option Plan (the "1997 Plan"), the Deferred Compensation Program, the Executive Officer Plan and other incentive plans. The Compensation Committee is currently composed of three independent, non-employee members of the Board.

     CEO Compensation

     In 1998 Conseco and Mr. Hilbert entered into a new employment agreement (the "CEO Contract"). The CEO Contract provides for an annual salary of $1 million. In addition, Mr. Hilbert is entitled to receive an annual bonus equal to the lesser of a non-discretionary amount ($13.5 million for 1998) or 3 percent of Net Profits. Mr. Hilbert is entitled to receive an additional bonus for any year in excess of this amount only if payment of that additional bonus amount would not cause the total bonus to exceed 3 percent of the annual Net Profits and the Company's return on equity ("ROE") for such year after giving effect to such bonus would be at least 15 percent. In addition, the Compensation Committee has the authority under the CEO Contract to reduce any such additional bonus. The Company's ROE for 1998 was less than 15%, reflecting certain charges taken relating to Green Tree Financial Corporation which was acquired on June 30, 1998. Consequently, Mr. Hilbert's bonus for 1998 was $13.5 million. "Net Profits" means the Company's Income from Continuing Operations, as adjusted to add back or deduct, in each case to the extent such items were deducted in the computation of Income from Continuing Operations, (x) income taxes and (y) bonuses to Mr. Hilbert and the executive officers of the Company. "Income from Continuing Operations" means the Company's income from continuing operations, excluding for this computation the effect (in each case net of tax) of (i) extraordinary items, (ii) discontinued operations and (iii) the cumulative effect of changes in accounting principles.

     As provided in the CEO Contract, Mr. Hilbert received an option grant for
1.5 million shares of Common Stock on May 14, 1998 at a price of $50.69 per share, the market value of the Common Stock on the date of grant. Such options vest 50 percent at the end of three years from the date of grant, 25 percent at the end of four years from the date of grant and 25 percent at the end of five years from the date of grant.

     Compensation of Other Executive Officers

     Bonuses for the executive officers other than the Chief Executive Officer (the "Executive Officers") are paid pursuant to the Conseco Performance-Based Compensation Plan for Executive Officers (the "Executive Officer Plan") which was approved by the shareholders at their 1998 annual meeting. The performance-based criteria contained in the Executive Officer Plan are similar to those contained in the bonus provision of the CEO Contract. The Executive Officer Plan provides that the maximum bonus (the "Maximum Bonus") payable to one of the Executive Officers per year is 1% of Net Profits under this plan (defined in substantially the same manner as under the CEO Contract).

     A separate calculation is then made in accordance with the Executive Officer Plan to determine what portion, if any, of the Maximum Bonus in excess of a specified base amount ($4.5 million for 1998) could be paid per Executive Officer and still permit the Company's ROE for such year to be at least 15 percent (such amount exceeding the base amount and meeting such 15 percent ROE test for such fiscal year is referred to as the "Additional Potential Bonus"); provided that no Executive Officer shall receive a bonus pursuant to this plan for a fiscal year in excess of such base amount to the extent such total bonus would exceed one-third of the total bonus paid to Conseco's chief executive officer for such year. For 1998 there was no Additional Potential Bonus.

     Further, upon the recommendation of Conseco's chief executive officer, the Compensation Committee may reduce the amount of the bonus that would have been payable to any of the Executive Officers. The Executive Officer Plan provides that such reduction shall be at the sole discretion of the Compensation Committee after taking into account such subjective factors or other matters as it believes are appropriate in the best interests of Conseco and its shareholders. For 1998, the chief executive officer recommended a reduction in the bonuses payable to the Executive Officers listed in the Summary Compensation Table on page 12 from the maximum amount payable of $4.5 million to the amounts listed on the table. The Compensation Committee determined that the bonuses recommended by the chief executive officer were appropriate based on the results of the Company's operations during 1998 and the responsibilities which each Executive Officer assumed during 1998.

     Stock Options

     The Compensation Committee views the grant of stock options to be a key long-term incentive reward program for the Company's officers, including the Named Officers. The Committee believes that because options are granted with an exercise price equal to the market value of the Common Stock on the date of grant, they are an effective incentive for officers to create value for the Company's shareholders and are an excellent means of rewarding executives who are in a position to contribute to the Company's long-term growth and profitability. Options have been granted annually to the Company's officers below the Executive Officer level, based on a formula which relates the value of the options granted to a percentage of the recipient's annual cash compensation. Options have been granted periodically to the Named Officers as a reward for contributing to the achievement of a specific project or transaction or exceptional performance relative to targeted profit goals, or as an incentive to future growth and profitability. The number of options granted to the chief executive officer and the other Executive Officers is not based on a formula such as the one which is used to determine the number of options granted to the other officers of the Company.

     In May 1998, the Compensation Committee granted options to the Company's Executive Officers as shown in the table on page 15. The Compensation Committee made such grants after receiving a recommendation from the chief executive officer and after consideration of the size and frequency of prior grants to such officers, the Company's performance and the contributions made by such officers.

     In February 1998 and November 1998, the Board of Directors approved option exercise reload programs under which Mr. Hilbert and certain Executive Officers exercised outstanding vested stock options to purchase 4,191,713 shares of Common Stock. The options exercised would otherwise have remained exercisable until the years 1998 through 2005. As a result of these exercises, the Company will be able to realize a tax deduction of approximately $125 million, equal to the aggregate tax gain recognized by the executives as a result of the exercise plus Company payroll taxes. No cash was either received or paid by the participants in the program; participants paid for the exercised options and a portion of the taxes associated with the exercises by tendering 1,189,644 previously owned shares and Conseco withheld 1,347,974 shares from the exercise proceeds to cover required federal and state tax withholding for the exercise transactions. As part of the inducement to exercise the options, the Compensation Committee also granted new options at the current market price to Mr. Hilbert and the Executive Officers who participated in the reload programs equal to the number of shares surrendered and withheld for the exercise prices and taxes.

     Net of withheld and tendered shares, the participants received 1,654,095 shares of Common Stock in the reload programs. As a result of such exercise, the number of shares owned by executives increased and the dilution attributable to stock options decreased. The reload programs also made it possible for the executives to avoid having to sell a large number of shares in the open market to pay the tax obligations generated by the option exercises, thereby eliminating a potentially adverse effect on the market price of the Common Stock.

     The Compensation Committee believes options previously granted provided incentives to the Executive Officers to make significant contributions to increases in the market capitalization of Conseco. The Compensation Committee desired to continue such incentives by making the reload option grants.

     Stock Units

     The executive officers and outside Directors of Conseco are eligible to receive annual stock unit awards under the 1994 Stock Plan. The total amount awarded by Conseco in any year, together with all prior stock unit awards under the 1994 Stock Plan and all similar awards under the Deferred Compensation Program since January 1, 1989, may not exceed Conseco's consolidated total net gains from the sale of investments since January 1, 1989. Conseco's total award for a year is allocated pro rata among the participants based on their relative salary, fee and bonus compensation for the year. However, the amount awarded to a participant in any year may not exceed the greater of $15,000 or 10 percent of his or her salary and bonus compensation for such year, unless Conseco's earnings per share (reduced by the earnings per share attributable to gains or losses from the sale of investments) for such year exceed 110 percent of such earnings per share for the preceding year, in which case the amount awarded may not exceed the greater of $30,000 or 20 percent of the participant's salary, fee and bonus compensation for the year. The awards are converted each year to units representing shares of Common Stock by dividing the amount of the awards by the average market price per share for the Common Stock for the year. Each award becomes vested only if the participant remains employed with Conseco for five years after the award or dies, becomes disabled or attains age 60 while so employed, or upon a change of control of Conseco. See Employment Contracts and Change-In-Control Arrangements for the definition of change of control for this purpose.

                                          COMPENSATION COMMITTEE

                                          James D. Massey, Chairman
                                          M. Phil Hathaway
                                          Dennis E. Murray, Sr.

FIVE-YEAR PERFORMANCE GRAPH

     The Performance Graph below compares Conseco's cumulative total shareholder return on its Common Stock for a five-year period (December 31, 1993 to December 31, 1998) with the cumulative total return of (i) the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index"), (ii) the Dow Jones Life Insurance Index and (iii) the Standard & Poor's Financial Index (the "S&P Financial Index"). The S&P Financial Index was selected to replace the Dow Jones Life Insurance Index to reflect the broader financial services business of Conseco after its acquisition of Green Tree Financial Corporation in June 1998. The comparison for each of the periods assumes that $100 was invested on December 31, 1993 in each of the Common Stock, the stocks included in the S&P 500 Index, the stocks included in the Dow Jones Life Insurance Index and the stocks included in the S&P Financial Index and that all dividends were reinvested. Conseco has been included in the S&P 500 Index and the S&P Financial Index since January 15, 1997, and in the Dow Jones Life Insurance Index since July 1, 1996.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
 AMONG CONSECO, S&P 500 INDEX, DOW JONES LIFE INSURANCE INDEX AND S&P FINANCIAL
                                     INDEX
PERFORMANCE GRAPH

                                                                                       DJ LIFE INSURANCE
                                           CONSECO, INC.          S&P 500 INDEX              INDEX*          S&P FINANCIAL INDEX
                                           -------------          -------------        -----------------     -------------------
1993                                            100                    100                    100                    100
1994                                             78                    101                     90                     96
1995                                            114                    139                    125                    149
1996                                            234                    171                    165                    201
1997                                            336                    229                    244                    297
1998                                            229                    294                    306                    331

-------------------------------------------------------------------------------------------------------
                                                                                       Five-Year
                                                                                     Average Annual
                                           1993   1994   1995   1996   1997   1998    Total Return
-------------------------------------------------------------------------------------------------------
 Conseco, Inc.                             $100   $ 78   $114   $234   $336   $229        18%
-------------------------------------------------------------------------------------------------------
 S&P 500 Index                             $100   $101   $139   $171   $229   $294        24%
-------------------------------------------------------------------------------------------------------
 DJ Life Insurance Index                   $100   $ 90   $125   $165   $244   $306        25%
-------------------------------------------------------------------------------------------------------
 S&P Financial Index                       $100   $ 96   $149   $201   $297   $331        27%
-------------------------------------------------------------------------------------------------------

13-YEAR PERFORMANCE GRAPH

     The Performance Graph below compares Conseco's cumulative total shareholder return since December 31, 1985 (the year in which Conseco completed its initial public offering) to the same indices shown on the five-year graph. As with the five-year graph, this comparison assumes that $100 was invested in Conseco and each index at the start of the period and that all dividends were reinvested.

                 COMPARISON OF 13-YEAR CUMULATIVE TOTAL RETURN
 AMONG CONSECO, S&P 500 INDEX, DOW JONES LIFE INSURANCE INDEX AND S&P FINANCIAL
                                     INDEX
PERFORMANCE GRAPH

                                                                                       DJ LIFE INSURANCE
                                           CONSECO, INC.          S&P 500 INDEX              INDEX*          S&P FINANCIAL INDEX
                                           -------------          -------------        -----------------     -------------------
1985                                           100.00                100.00                 100.00                 100.00
1986                                           160.00                119.00                 112.00                 103.00
1987                                           161.00                125.00                  91.00                  86.00
1988                                           157.00                145.00                 119.00                 100.00
1989                                           389.00                191.00                 190.00                 127.00
1990                                           407.00                185.00                 162.00                 100.00
1991                                          1796.00                242.00                 241.00                 150.00
1992                                          2706.00                260.00                 316.00                 185.00
1993                                          3246.00                287.00                 316.00                 206.00
1994                                          2547.00                290.00                 283.00                 198.00
1995                                          3716.00                399.00                 394.00                 305.00
1996                                          7593.00                491.00                 522.00                 413.00
1997                                         10901.00                655.00                 771.00                 611.00
1998                                          7437.00                842.00                 968.00                 681.00

------------------------------------------------------------------------------------------------------------------------------

                       1985   1986   1987   1988   1989   1990    1991     1992     1993     1994     1995     1996     1997
------------------------------------------------------------------------------------------------------------------------------
 Conseco, Inc.         $100   $160   $161   $157   $389   $407   $1,796   $2,706   $3,246   $2,547   $3,716   $7,593   $10,901
------------------------------------------------------------------------------------------------------------------------------
 S&P 500 Index         $100   $119   $125   $145   $191   $185   $  242   $  260   $  287   $  290   $  399   $  491   $   655
------------------------------------------------------------------------------------------------------------------------------
 DJ Life Insurance
  Index*               $100   $112   $ 91   $119   $190   $162   $  241   $  316   $  316   $  283   $  394   $  522   $   968
------------------------------------------------------------------------------------------------------------------------------
 S&P Financial Index   $100   $103   $ 86   $100   $127   $100   $  150   $  185   $  206   $  198   $  305   $  413   $   611
------------------------------------------------------------------------------------------------------------------------------

---------------------  ---------------------------
                                Thirteen-Year
                                Average Annual
                        1998     Total Return
---------------------  ---------------------------
 Conseco, Inc.         $7,437        41%
---------------------
 S&P 500 Index         $  842        18%
---------------------
 DJ Life Insurance
  Index*               $  771        19%
---------------------
 S&P Financial Index   $  681        16%
---------------------

* Dow Jones Life Insurance Index total return estimated for 1986 and 1987. Official Dow Jones Life Insurance Index total return data unavailable prior to September 30, 1987.

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Stephen C. Hilbert, the Chairman of the Board, President and Chief Executive Officer of Conseco, and the other four most highly compensated executive officers of Conseco in 1998 (collectively, the "Named Officers").

                                                                                   LONG-TERM COMPENSATION
                                                                             ----------------------------------
                                               ANNUAL COMPENSATION                         AWARDS
                                       -----------------------------------   ----------------------------------
                                                                                          NUMBER OF SECURITIES
                                                                             RESTRICTED        UNDERLYING
                                                                               STOCK          OPTIONS/SARS           ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR     SALARY        BONUS      OTHER(1)   AWARDS(2)       (IN SHARES)(3)       COMPENSATION(4)
 ---------------------------    ----     ------        -----      --------   ----------   --------------------    ---------------
Stephen C. Hilbert............  1998   $1,000,000   $13,500,000   $130,714   $1,275,891         2,571,897            $754,568
Chairman of the Board,          1997      250,000    15,000,000    163,240    4,156,373         2,561,792               4,297
  President
  and Chief Executive Officer   1996      250,000    13,576,436    135,594    2,345,556           819,240               3,498
Rollin M. Dick................  1998      250,000     3,816,000                 302,094           741,635             554,510
Executive Vice President and    1997      250,000     3,816,000               1,108,184           853,452              20,669
  Chief Financial Officer       1996      250,000     4,714,040                 842,114           245,800              19,825
John J. Sabl(5)...............  1998    1,000,000     1,000,000                 133,380           250,000               3,896
Executive Vice President,       1997      303,205       236,302                  83,293           200,000                  29
  General Counsel and
    Secretary
Maxwell E. Bublitz(5).........  1998      250,000     1,400,000                  28,558           201,785               3,608
Senior Vice President,
  Investments
Thomas J. Kilian(5)...........  1998      237,148     1,262,852                  56,520           352,576               3,896
Executive Vice President and
  Chief Operations Officer

------------
(1) Amounts for all years include imputed interest on a $1.9 million interest-free loan made to Mr. Hilbert in 1988 ($107,413 in 1998 and $116,470 in both 1997 and 1996). The other Named Officers did not have other annual compensation for 1998, 1997 or 1996 which is required to be listed under SEC rules concerning executive officer and director compensation disclosure.

(2) The amounts shown for 1998 in this column represent the value of units (each unit represents one share of Common Stock) awarded for 1998 under the 1994 Stock Plan based on the market value of the Common Stock at March 31, 1999, the date of award. The amounts shown for 1997 in this column represent the value of stock units awarded for 1997 under the 1994 Stock Plan based on the market value of the Common Stock at March 31, 1998, the date of award. The amounts shown for 1996 in this column represent the value of stock units awarded for 1996 under the 1994 Stock Plan based on the market value of the Common Stock at March 31, 1997, the date of the award. Dividends are paid on the stock units. Units awarded to Mr. Dick vest immediately pursuant to the terms of the 1994 Stock Plan. The table below shows the aggregate holdings of stock units at March 31, 1999 as if outstanding on December 31, 1998, the aggregate value of such stock units as of December 31, 1998 for each Named Officer and the number of such stock units vested (although in each case the distribution of the Common Stock represented by such units has been deferred at the election of the Named Officer).

                                                                 AGGREGATE
                                                                 UNITS IN       AGGREGATE
                                                               PARTICIPANT'S    VALUE AT      VESTED
                                                                  ACCOUNT       12/31/98       UNITS
                                                               -------------    ---------     ------
    Stephen C. Hilbert.......................................    1,807,629     $54,793,754   1,410,006
    Rollin M. Dick...........................................      273,504       8,290,590     273,504
    John J. Sabl.............................................        5,822         176,479          --
    Maxwell E. Bublitz.......................................        2,064          62,565          --
    Thomas J. Kilian.........................................        2,468          74,811          --

    Stock units previously awarded to Messrs. Hilbert, Bublitz and Kilian will vest in the next three years conditioned upon continued employment with Conseco as follows (none of the units awarded to Mr. Sabl will vest in the next three years):

                                                                    12/31/99    12/31/00    12/31/01
                                                                    --------    --------    --------
    Stephen C. Hilbert..........................................     77,078     130,166      65,840
    Maxwell E. Bublitz..........................................        570          --          --
    Thomas J. Kilian............................................        319          --          --

(3) No stock appreciation rights have been granted.

(4) For 1998, the amounts reported in this column represent amounts paid for the Named Officers for (i) the value of premiums paid for split-dollar life insurance, (ii) individual life insurance premiums; (iii) group life insurance premiums; and (iv) the employer contribution under the ConsecoSave Plan. The table below shows such amounts for each Named Officer. The amounts listed in the first column below represent the estimated value of the portion of insurance premiums paid by Conseco pursuant to split-dollar insurance agreements. Such premiums are expected to be repaid to Conseco (without interest) from the death benefits paid pursuant to the terms of the insurance policies. The estimated value is calculated as if the 1998 premiums were advanced to the executive officers without interest until the time the Company expects to recover the premiums.

                                         VALUE OF PREMIUMS       INDIVIDUAL     GROUP LIFE
                                          PAID FOR SPLIT-      LIFE INSURANCE   INSURANCE    CONSECOSAVE PLAN
                                       DOLLAR LIFE INSURANCE      PREMIUMS       PREMIUMS     CONTRIBUTIONS
                                       ---------------------   --------------   ----------   ----------------
    Stephen C. Hilbert...............        $749,600             $ 3,720         $1,248          $   --
    Rollin M. Dick...................         527,200              18,860          5,250           3,200
    John J. Sabl.....................              --                  --            696           3,200
    Maxwell E. Bublitz...............              --                  --            408           3,200
    Thomas J. Kilian.................              --                  --            696           3,200

(5) No compensation information is reported for years prior to the year in which the Named Officer became an executive officer of the Company. Mr. Sabl joined Conseco in September 1997.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     Mr. Hilbert currently is employed pursuant to the CEO Contract, which provides for an annual base salary of $1,000,000, an annual bonus of up to three percent of Conseco's annual pre-tax net profits (subject to certain adjustments), severance payments upon termination of employment and certain insurance and other fringe benefits. This agreement renews annually for a five-year period, unless either party notifies the other, in which case the agreement expires five years from the last renewal date. See Report of the Compensation Committee for a discussion of the terms of the bonus provisions of Mr. Hilbert's employment agreement. In February 1988, as a reward for extraordinary efforts in accomplishing the acquisition of Western National Life Insurance Company in 1987, in recognition of enhanced responsibilities as a result of such acquisition, and in consideration of his agreeing to enter into a covenant not to compete with Conseco, Conseco made a $1,900,000 interest-free loan to Mr. Hilbert. See Certain Relationships and Related Transactions.

     Conseco has an employment agreement with Mr. Dick for a term ending December 31, 2001, with a minimum annual salary of $250,000, annual bonuses in the discretion of the Compensation Committee or the Board of Directors, a severance allowance upon termination of employment and certain insurance and other fringe benefits. Conseco has an employment agreement with Mr. Sabl for a term ending December 31, 2002, with a minimum annual salary of $1,000,000, a minimum annual bonus of $750,000, a severance allowance upon termination of employment and certain insurance and other benefits. The employment agreement between Conseco and Mr. Kilian is for a term ending December 31, 2002, with a minimum annual salary of $250,000, annual bonuses in the discretion of the Compensation Committee or Board of Directors (but not less than $750,000 for the years 1998 and 1999), a severance allowance upon termination of employment and certain insurance and other fringe benefits.

     Each of the employment agreements described above includes provisions pursuant to which the employee may elect to receive, in the event of a termination of the agreement in anticipation of or following a change in control of Conseco (a "Control Termination"), a severance allowance equal to 60 months of his monthly rate of salary, bonus and other benefits. Such severance allowance is to be grossed-up to cover any applicable excise taxes. For such purposes a Control Termination includes, among other things, a significant change in the nature or scope of his duties, a reduction in his total compensation or his giving a notice of termination to Conseco during the 6-month period commencing six months after the change in control. In the event of a Control Termination, the employee also may elect to have Conseco purchase all Common Stock and all options to purchase Common Stock (in the case of Messrs. Hilbert, Dick and Sabl without deduction of the applicable exercise prices) held by such person at a price per share equal to the highest market price in the preceding six months.

     As defined in the employment agreements for Messrs. Hilbert and Dick, "change in control" means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as revised effective January 20, 1987; provided that, without limitation, a "change in control" shall be deemed to have occurred if and when: (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of Conseco representing 25 percent or more of the combined voting power of Conseco's then outstanding securities; or (ii) in connection with or as a result of a tender offer, merger, consolidation, sale of assets or contest for election of directors, or any combination of the foregoing transactions or events, individuals who were members of the Board of Directors immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event. The employment agreements for Messrs. Sabl and Kilian contain the same "change in control" definition except that no change in control shall be deemed to have occurred upon any person becoming, with the approval of the Board of Directors of Conseco, the beneficial owner of 25 percent or more but less than 50 percent of the combined voting power of Conseco's then outstanding securities entitled to vote with respect to the election of Conseco's Board of Directors and such person's ownership is for investment purposes.

     See the discussion under the table headed Option Grants in 1998 concerning change-in-control provisions related to stock options. The stock units disclosed in footnote (2) to the Summary Compensation Table must be paid out following a change in control. For stock units under the 1994 Stock Plan, the definition of change in control is the same as that disclosed below for the options granted in 1998. For stock units awarded under the Deferred Compensation Program, a change in control will be deemed to have occurred if: (i) any "person," including a "group" as determined in accordance with Section 13(d)(3) of the Exchange Act, is or becomes the beneficial owner, directly or indirectly, of securities of Conseco representing 30 percent or more of the combined voting power of Conseco's then outstanding securities; (ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of Conseco before the Transaction shall cease to constitute a majority of the Board of Directors of Conseco or any successor to Conseco; (iii) Conseco is merged or consolidated with another corporation and, as a result of the merger or consolidation, less than 70 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned, in the aggregate, by the former stockholders of Conseco, other than (a) affiliates within the meaning of the Exchange Act or (b) any party to the merger or consolidation; (iv) a tender offer or exchange offer is made and consummated for the ownership of securities of Conseco representing 30 percent or more of the combined voting power of Conseco's then outstanding voting securities; or (v) Conseco transfers substantially all of its assets to another corporation which is not a wholly-owned subsidiary of Conseco.

STOCK OPTIONS

     The following table sets forth certain information concerning the exercise in 1998 of options to purchase Common Stock by the five Named Officers and the unexercised options to purchase Common Stock held by such individuals at December 31, 1998.

         AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS (IN SHARES) AT        IN-THE-MONEY OPTIONS AT
                               NUMBER OF                         DECEMBER 31, 1998           DECEMBER 31, 1998(2)
                            SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
           NAME               ON EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             ---------------   -----------   -----------   -------------   -----------   -------------
Stephen C. Hilbert........     1,705,748      $53,887,916    3,459,343      4,534,346      $     --      $44,374,000
Rollin M. Dick............       555,748       17,114,478    1,119,814      1,335,273            --       13,374,000
John J. Sabl..............            --               --       40,000        410,000            --               --
Maxwell E. Bublitz........       174,388        4,017,419       14,400        809,385       172,125        3,168,375
Thomas J. Kilian..........       179,216        4,212,250       14,400        764,176       172,125        3,241,375

------------
(1) The value realized equals the aggregate amount of the excess of the fair market value on the dates of exercise over the relevant exercise prices, which in each case were equal to the market values on the dates the options were originally granted.

(2) The value is calculated based on the aggregate amount of the excess of $30.3125 (the average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange ("NYSE") for the last business day of 1998) over the relevant exercise prices, excluding grants for which such difference is equal to or less than zero.

     The following table sets forth certain information concerning options to purchase Common Stock granted in 1998 to the five Named Officers.

                             OPTION GRANTS IN 1998

                                                            INDIVIDUAL GRANTS
                              ------------------------------------------------------------------------------
                                                % OF TOTAL
                               NUMBER OF      OPTIONS GRANTED    PER SHARE                     GRANT DATE
                                OPTIONS       TO EMPLOYEES IN    EXERCISE     EXPIRATION        PRESENT
            NAME                GRANTED            1998          PRICE(1)        DATE           VALUE(2)
            ----               ---------      ---------------    ---------    ----------       ----------
Stephen C. Hilbert..........    897,551(3)         10.2%          $48.19        2/17/08       $10,408,091
                              1,500,000(4)         17.1            50.69        5/13/08        18,296,400
                                174,346(3)          2.0            35.97       11/03/08         1,509,087
Rollin M. Dick..............    266,362(3)          3.0            48.19        2/17/08         3,088,760
                                400,000(4)          4.5            50.69        5/13/08         4,879,040
                                 75,273(3)           .9            35.97       11/03/08           651,541
John J. Sabl................    250,000(4)          2.8            50.69        5/13/08         3,049,400
Maxwell E. Bublitz..........    100,000(4)          1.1            50.69        5/13/08         1,219,760
                                101,785(3)          1.2            35.97       11/03/08           881,020
Thomas J. Kilian............    250,000(4)          2.8            50.69        5/13/08         3,049,400
                                102,576(3)          1.2            35.97       11/03/08           887,867

------------
(1) Exercise price is the average of the high and low sales prices as reported by the NYSE for the date of grant.

(2) Valued using a modified Black-Scholes option pricing model. The exercise price of each option is equal to the fair market value of the underlying Common Stock on the date of grant. The assumptions used in the model were: expected volatility of 35 percent, risk free rate of return of 5.4 percent, expected life of 4 years and a dividend rate of 1.2 percent. A discount of 25 percent was applied to the option value yielded by the model to reflect the non-transferability and the possibility of forfeiture of employee options. Conseco's use of this model does not constitute an acknowledgement that the resulting values are accurate or reasonable. The actual gain executives will realize on the options will depend on the future price of Common Stock and cannot be accurately forecasted by application of an option pricing model.

(3) The options reported are non-qualified stock options which are exercisable in full beginning six months after the date of grant. The options were granted as part of the Company's option exercise reload program. See Report of the Compensation Committee on Executive Compensation.

(4) The options reported are non-qualified stock options, of which one-half vest three years from the date of the grant (May 14, 1998), one-fourth vest four years from the date of grant and the remaining one-fourth vest five years from the date of grant.

     The options granted to the Named Officers in 1998 were under the 1997 Plan except for 500,000 stock options received by Mr. Hilbert which were granted under the 1994 Stock Plan. All outstanding options under the 1994 Stock Plan and the 1997 Plan immediately vest and become exercisable or satisfiable upon the occurrence of a Change of Control. The Compensation Committee, in its discretion, may determine that upon the occurrence of such a transaction, each option outstanding shall terminate within a specified number of days after notice to the holder thereof, and such holder shall receive, with respect to each share of Common Stock subject to such option, cash in an amount equal to the excess of: (i) the higher of (x) the Fair Market Value (as defined in the 1994 Stock Plan and the 1997 Plan) of such shares of Common Stock immediately prior to the occurrence of such transaction or (y) the value of the consideration to be received in such transaction for one share of Common Stock; over (ii) the price per share, if applicable, of Common Stock set forth in such option. If the consideration offered to shareholders of Conseco in any transaction described in this paragraph consists of anything other than cash, the Compensation Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash. These provisions will not terminate any rights of a holder to further payments pursuant to any agreement between Conseco and such holder following a Change of Control. A "Change of Control" of Conseco is deemed to occur under the 1994 Stock Plan and the 1997 Plan if: (i) any person, becomes the beneficial owner, directly or indirectly, of securities of Conseco representing 25 percent or more of the combined voting power of Conseco's outstanding securities then entitled to vote for the election of directors; or (ii) as the result of a tender offer, merger, consolidation, sale of assets, or contest for election of directors, or any combination of the foregoing transactions or events, individuals who were members of the Board of Directors of Conseco immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event. However, no Change of Control shall be deemed to have occurred if and when either: (i) any such change is the result of a transaction which constitutes a "Rule 13e-3 transaction" as such term is defined in Rule 13e-3 promulgated under the Exchange Act; or (ii) any such person becomes, with the approval of the Board of Directors of Conseco, the beneficial owner of securities of Conseco representing 25 percent or more but less than 50 percent of the combined voting power of Conseco's then outstanding securities entitled to vote with respect to the election of its Board of Directors and in connection therewith represents, and at all times continues to represent, in a filing, as amended, with the SEC on Schedule 13D or Schedule 13G (or any successor Schedule thereto) that "such person has acquired such securities for investment and not with the purpose nor with the effect of changing or influencing the control of Conseco, nor in connection with or as a participant in any transaction having such purpose or effect," or words of comparable meaning and import.

     Each of the Named Officers other than Mr. Bublitz has an employment agreement with Conseco (see Employment Contracts and Change-in-Control Agreements). In the event of a Control Termination of the employment agreement of a Named Officer such Named Officer may elect, within 60 days after such Control Termination, to receive a lump sum payment from Conseco in return for surrender by the Named Officer of all or any portion of the options then outstanding held by the Named Officer to purchase shares of Common Stock ("Unexercised Options"). Unexercised Options include all outstanding options whether or not then exercisable. For each Unexercised Option to purchase one share of Common Stock, Conseco must pay to the Named Officer an amount equal to the highest per share fair market value of Common Stock on any day during the period beginning six months prior to the date of the Named Officer's election pursuant to his employment agreement. The employment agreements with Messrs. Hilbert, Dick and Sabl provide that, to compensate the Named Officer for loss of the potential future speculative value of the Unexercised Options, no deduction may be made for the exercise price per share for each Unexercised Option from the amount to be received by the Named Officer. Amounts to be paid to Mr. Kilian for Unexercised Options in the event of a Control Termination of his employment agreement are to be reduced by the exercise price of his Unexercised Options.

COMPENSATION OF DIRECTORS

     Directors who are not also employees of Conseco are entitled to receive an annual fee of $50,000, a fee of $500 for each Board or committee meeting they attend, and an annual fee of $3,000 for serving as chairman of a Board committee. Non-employee Directors also are eligible to participate in and receive annual awards of up to $30,000 under the 1994 Stock Plan. For 1998, 357 stock units were awarded under the 1994 Stock Plan to each of Dr. Decatur and Messrs. Coss, Hathaway, Massey, Murray, Mutz and Nickoloff, and 94 stock units were awarded to Mr. Gongaware for his service as a Director. The Common Stock represented by the stock unit awards for 1998 had a market value of $11,078 on March 31, 1999 (the date of award). Such stock unit awards vest (assuming the Director continues in office) upon the earlier of: (i) the Director attaining the age of 60; (ii) the total and permanent disability of the Director; (iii) the death of the Director; (iv) the occurrence of a Change of Control (as defined in the second preceding paragraph); or (v) the fifth anniversary of the end of the fiscal year for which the award was made. The 1994 Stock Plan also provides for an annual grant to each non-employee director of options to purchase 5,000 shares of Common Stock on the date of the annual meeting of shareholders at a price equal to the market price of Common Stock on the date of grant.

Dr. Decatur and Messrs. Gongaware, Hathaway, Massey, Murray and Mutz each received such a grant in 1998. The options vest 20 percent per year on each of the first five anniversary dates of grant, subject to acceleration upon a Change of Control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The current members of the Compensation Committee are Messrs. Hathaway, Massey and Murray, each of whom served on the Compensation Committee throughout 1998. Mr. Massey serves as the Chairman of the Compensation Committee. Each of the members of the Compensation Committee is a participant in the Stock Purchase Plan described below. See Certain Relationships and Related Transactions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1996, Conseco adopted a Stock Purchase Plan (the "Purchase Plan") to encourage direct, long-term ownership of Conseco stock by Directors, executive officers and certain senior officers. Under the original Purchase Plan, up to 4 million shares of Common Stock could be purchased in open market or negotiated transactions with independent parties. In 1997, the Purchase Plan was expanded to permit the purchase of an additional 4 million shares. In 1998, the Purchase Plan was expanded to permit an additional 4.5 million shares. Purchases were financed by personal loans to the participants from a bank. Such loans are collateralized by the Common Stock purchased. Conseco guarantees the loans, but has recourse to the participants if it incurs a loss under the guarantee. In addition, Conseco has agreed to provide loans to the participants for the interest payments under the bank loans. Approximately 180 Directors, officers and key employees of Conseco and its subsidiaries elected to participate in the Purchase Plan and have purchased all 12.5 million shares of Common Stock offered under the Purchase Plan. At December 31, 1998, the bank loans guaranteed by Conseco exceeded the value of the Common Stock collateralizing the loans by $74.6 million. As of December 31, 1998, the outstanding principal balances of the interest-payment loans provided by Conseco to the Directors and the Executive Officers (or to trusts or limited partnerships established by them) were as follows: Mr. Hilbert, $7,190,481; Ms. Cuneo, $1,730,131; Mr. Dick, $3,810,583; Mr. Coss, $140,479; Dr. Decatur, $814,110; Mr. Gongaware,
$1,764,465; Mr. Hathaway, $13,110; Mr. Massey, $614,669; Mr. Murray, $3,480,280;
Mr. Mutz, $63,265; Mr. Sabl, $207,830; Mr. Bublitz, $421,534; Mr. Kilian,
$459,670; James S. Adams (an executive officer), $472,998; and Bruce A. Crittenden (an executive officer), $70,240. Such loans bear interest at the variable rate per annum equal to the lowest interest rate per annum being paid by Conseco under its most senior borrowing facility, and as of December 31, 1998, the interest rate on such loans was 6.0%. As of December 31, 1998, the outstanding principal balances of the bank loans to the Directors and Executive Officers (or to trusts or limited partnerships established by them) which are guaranteed by Conseco were as follows: Mr. Hilbert, $106,982,175; Ms. Cuneo, $29,362,942; Mr. Dick, $51,259,296; Mr. Coss, $7,872,996; Dr. Decatur,
$17,539,752; Mr. Gongaware, $24,871,750; Mr. Hathaway, $826,655; Mr. Massey,
$10,598,914; Mr. Murray, $68,014,339; Mr. Mutz, $1,358,097; Mr. Sabl,
$3,444,445; Mr. Bublitz, $10,258,279; Mr. Kilian, $12,620,177; Mr. Adams,
$12,942,868; and Mr. Crittenden, $3,936,499.

     In February 1988, as a reward for extraordinary efforts in accomplishing the acquisition of Western National Life Insurance Company in 1987, in recognition of enhanced responsibilities as a result of such acquisition, and in consideration of his agreeing to enter into a covenant not to compete with the Company, the Company made a $1,900,000 interest-free loan to Mr. Hilbert. The loan was evidenced by a secured promissory note. Such note was replaced with an unsecured promissory note dated May 13, 1996 which does not bear interest prior to maturity and is payable in one installment due two years after termination of Mr. Hilbert's employment agreement with the Company. The Company accepted the new note because of Mr. Hilbert's increased net worth since February 1988. The note includes a covenant not to compete which continues in effect until maturity or until the note is paid in full, if earlier.

     In connection with a Retention Agreement between Green Tree Financial Corporation (a wholly owned subsidiary of Conseco) ("Green Tree") and Bruce A. Crittenden, Green Tree made a $1,000,000 interest-free loan to Mr. Crittenden in July 1998. The loan is due and payable on the earlier of July 1, 1999 and the date of Mr. Crittenden's voluntary termination of employment with Green Tree. In 1997 Green Tree made loans to Mr. Crittenden and certain other executive officers of Green Tree in connection with their purchase of Green

Tree common stock in the open market. The loan to Mr. Crittenden is evidenced by a note which bears interest payable annually at the rate of six percent. The outstanding principal balance of his note throughout 1998 was $201,693.

     Under the terms of the employment arrangements between Green Tree and Mr. Coss, he had the right following termination of his employment to acquire from Green Tree a Hawker 800XP aircraft and Green Tree's hangar at the Saint Paul Airport. In December 1998, in connection with the termination of his employment, Mr. Coss purchased from Green Tree a limited liability company (which was the owner of the aircraft) for a purchase price of $7,098,000. Also in December 1998, his wife purchased from Green Tree a limited liability company (which was the owner of the hangar and related equipment) for a purchase price of $1,545,000. The hangar and related equipment had been constructed and acquired by Green Tree in 1997 at a total cost of $1,734,421. The Company believes that the terms of the transactions were comparable to those it would have received from an unaffiliated third party.

                         BOARD MEETINGS AND COMMITTEES

     During 1998, the Board of Directors met or took action by written consent on 12 occasions. All Directors attended at least 75 percent of the aggregate meetings of the Board and the committees on which they served.

     The Board has a Compensation Committee which met or took action by written consent on 12 occasions during 1998. The Compensation Committee is authorized to set the compensation of the Company's officers and to act with respect to the compensation, option and other benefit plans of the Company. The Board also has an Audit Committee, which held two meetings in 1998. The Audit Committee has general oversight responsibility with respect to Conseco's accounting and financial reporting activities, including meeting with Conseco's independent auditors and its chief financial and accounting officers to review the scope, cost and results of the independent audit and to review internal accounting controls, policies and procedures. The Board selects the independent auditors, upon recommendation of the Audit Committee. The members of these committees are identified in the table on pages 5 and 6. In addition, the Audit Committee oversees compliance programs of Conseco and its subsidiaries where such oversight is delegated by the Board of Directors or specified by contract. See Election of Directors.

     The Board of Directors does not have a nominating committee. Conseco's Bylaws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors generally. The Bylaws specify the timing and content of the written notice that must be provided by any shareholder wishing to make a nomination for the election of a director. See Shareholder Proposals.

                       SECTION 16(a) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Conseco's Directors and executive officers, and each person who is the beneficial owner of more than 10 percent of any class of Conseco's outstanding equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Conseco. Specific due dates for these reports have been established by the SEC, and Conseco is required to disclose in this Proxy Statement any failure by such persons to file such reports for fiscal year 1998 by the prescribed dates. Officers, Directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Conseco with copies of all reports filed with the SEC pursuant to
Section 16(a) of the Exchange Act. To Conseco's knowledge, based solely on review of the copies of reports furnished to Conseco and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to Conseco's officers, Directors and greater than 10 percent beneficial owners were made for the year ended December 31, 1998, except for two late reports by Mr. Gongaware covering four transactions and two late reports by Mr. Hilbert covering three transactions.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     PricewaterhouseCoopers LLP served as the independent accountants to audit the financial statements of Conseco for 1998 and has been selected by the Board of Directors to serve as such for 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.

                             SHAREHOLDER PROPOSALS

     Any proper proposal which a shareholder wishes to have included in the Board's proxy statement and form of proxy for the 2000 Annual Meeting must be received by Conseco by December 22, 1999. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for the 2000 Annual Meeting. In addition to the SEC rules concerning shareholder proposals, the Company's Bylaws establish advance notice procedures as to: (i) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board of Directors; and (ii) the nomination, other than by the Board of Directors or a committee appointed by the Board of Directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at the 2000 Annual Meeting or who wishes to nominate a candidate for election as director must deliver written notice of such shareholder's intent not later than January 22, 2000 in accordance with the Bylaws. A copy of these Bylaw provisions may be obtained by written request addressed to the Secretary of Conseco at 11825 North Pennsylvania Street, Carmel, Indiana 46032.

                                 ANNUAL REPORT

     Conseco's Annual Report for 1998 is being mailed to the shareholders with this Proxy Statement, but is not part of the proxy solicitation material.

                                 OTHER MATTERS

     Management knows of no other matters which may be presented at the Annual Meeting. If any other matters should properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors

                                          JOHN J. SABL
                                          Secretary

April 21, 1999

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                                CONSECO, INC.

                PROXY FOR 1999 ANNUAL MEETING OF SHAREHOLDERS
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Each person signing this card on the reverse side hereby appoints as proxies Rollin M. Dick, Thomas J. Killan and Ngaire E. Cuneo, or any of them, with full power of substitution, to vote all shares of common stock which such person is entitled to vote at the Annual Meeting of Shareholders of Conseco, Inc., to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana at 11:00 a.m. local time on May 28, 1999, and any adjournments thereof.

The proxies are hereby authorized to vote as follows:

1. Election of David R. Decatur, Donald F. Gongaware, John M. Mutz and Robert
   S. Nickoloff as Directors for three-year terms expiring in 2002.

   [ ] FOR (except as shown on the line)      [ ] WITHHELD (as to all nominees)

(To withhold authority to vote for single nominee, write that nominee's name on this line:)

--------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.



                    (PLEASE DATE AND SIGN ON REVERSE SIDE)

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THE SHARES REPRESENTED BY THIS PROXY, UNLESS OTHERWISE SPECIFIED, SHALL BE
VOTED FOR THE ELECTION OF ALL DIRECTORS LISTED IN ITEM 1.


                                       Please sign below exactly as your name
                                       appears on the label. When signing as
                                       attorney, corporate officer or
                                       fiduciary, please give full title as
                                       such. The undersigned hereby
                                       acknowledges receipt of the Notice of
                                       the Annual Meeting and Proxy Statement
                                       dated April 21, 1999.


                                       Signature(s):
                                                    ----------------------------

                                       Dated:                             , 1999
                                             -----------------------------

                                          PLEASE DATE, SIGN, AND RETURN THIS
                                                    PROXY PROMPTLY